SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

Amendment No. __________

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PRINCIPAL FUNDS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April ______, 2016
Dear Shareholder:
A Special Meeting of Shareholders (the “Meeting”) of the Global Diversified Income Fund (the “Fund”), a separate series of Principal Funds, Inc. (“PFI”), will be held at 655 9th Street, Des Moines, Iowa 50392 on June 28, 2016 at 10:30 a.m., Central Time.
At the Meeting, shareholders of the Fund will be asked to:

•	Approve a new sub-advisory agreement for the Fund with Principal Global Investors, LLC (“PGI”);

•
Approve Principal Management Corporation's ("PMC") ability to enter into and/or materially amend agreements with wholly-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval; and

•	Approve for PMC's ability to enter into and/or materially amend agreements with majority-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval.
Enclosed you will find a Notice of Special Meeting of Shareholders, a Proxy Statement and proxy card(s) for shares of the Fund you owned as of April 1, 2016, the record date for the Meeting. The Proxy Statement provides background information and describes in detail the matters to be voted on at the Meeting.
The Board of Directors of PFI has unanimously voted in favor of the proposals and recommends that you vote FOR the proposals.
In order for shares to be voted at the Meeting, we urge you to read the Proxy Statement and then complete and mail your proxy card(s) in the enclosed postage-paid envelope, allowing sufficient time for receipt by us by June 27, 2016. As a convenience, we offer three options by which to vote your shares:
By Internet: Follow the instructions located on your proxy card(s).
By Phone: The phone number is located on your proxy card. Be sure you have your control number, as printed on your proxy card(s), available at the time you call.
By Mail: Sign your proxy card(s) and enclose it in the postage-paid envelope provided in this proxy package.
We appreciate your taking the time to respond to this important matter. Your vote is important. If you have any questions regarding the Proxy Statement, please call our shareholder services department toll free at 1-855-600-4535.
Sincerely,
Michael J. Beer
President and Chief Executive Officer

PRINCIPAL FUNDS, INC.
655 9th Street
Des Moines, Iowa 50392

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of the Global Diversified Income Fund:

Notice is hereby given that a Special Meeting of Shareholders (the “Meeting”) of the Global Diversified Income Fund (the “Fund”), a separate series of Principal Funds, Inc. (“PFI”), will be held at 655 9th Street, Des Moines, Iowa 50392, on June 28, 2016 at 10:30 a.m., Central Time. A Proxy Statement providing information about the following proposals to be voted on at the Meeting is included with this notice. The Meeting is being held to consider and vote on such proposals as well as any other business that may properly come before the Meeting or any adjournment thereof.

Proposal 1:	Approval of a new sub-advisory agreement with Principal Global Investors, LLC ("PGI") for the Fund.

Proposal 2:
Approval for Principal Management Corporation ("PMC") to enter into and/or materially amend agreements with wholly-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval; and

Proposal 3:	Approval for PMC to enter into and/or materially amend agreements with majority-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval.
The Board of Directors of PFI recommends that shareholders of the Fund vote FOR the Proposals.
Approval of the Proposals will require the affirmative vote of the holders of at least a “Majority of the Outstanding Voting Securities” (as defined in the accompanying Proxy Statement) of the Fund. None of the proposals are contingent upon shareholder approval of the other proposals.
Each shareholder of record of the Fund at the close of business on April 1, 2016 is entitled to receive notice of and to vote at the Meeting.
Please read the attached Proxy Statement carefully.

By order of the Board of Directors
Michael J. Beer
President and Chief Executive Officer
April ___, 2016
Des Moines, Iowa

Important Notice Regarding Availability of Proxy Statement
for the Shareholders’ Meeting to be Held June 28, 2016.
This Proxy Statement is available on the Internet at [www.2voteproxy.com/principal].

PRINCIPAL FUNDS, INC.
655 9th Street
Des Moines, Iowa 50392
_________________
PROXY STATEMENT
SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD JUNE 28, 2016
_________________
INTRODUCTION
This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board" or "Directors") of Principal Funds, Inc. ("PFI") of proxies to be used at a Special Meeting of Shareholders of the Global Diversified Income Fund (sometimes referred to as the “Fund”), a separate series of PFI, to be held at 655 9th Street, Des Moines, Iowa 50392, on June 28, 2016 at 10:30 a.m., Central Time (the "Meeting"). This Proxy Statement is scheduled to be sent to shareholders of the Fund on or about April 19, 2016. Shareholders of record at the close of business on April 1, 2016 (the "Record Date") are entitled to vote on the proposals, as set forth below.
PFI is a Maryland corporation and an open-end management investment company registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 (“1940 Act”). PFI currently offers 84 separate series or funds, including the Global Diversified Income Fund.
The sponsor of PFI is Principal Life Insurance Company an insurance company organized in 1879 under the laws of Iowa (“Principal Life”), and the investment advisor to the PFI Funds is Principal Management Corporation (“PMC” or the “Manager”). Principal Funds Distributor, Inc. (the “Distributor” or “PFD”) is the distributor for all share classes of the Fund. Principal Life, PMC and PFD are indirect, wholly-owned subsidiaries of Principal Financial Group, Inc. (“PFG”). Their address is the Principal Financial Group, Des Moines, IA 50392. Principal Global Investors, LLC ("PGI") is an affiliate of PMC and Principal Life.
PFI will furnish, without charge, a copy of its Annual Report for the fiscal year ended October 31, 2015 and its Semi-Annual Report for the six-month period ended April 30, 2015 to any shareholder upon request. To obtain a copy of the Annual Report or Semi-Annual Report, please call our shareholder services department toll free at 1-800-222-5852 or write to PFI at P.O. Box 8024, Boston, MA 02266-8024.

PROPOSAL 1
APPROVAL OF NEW SUB-ADVISORY AGREEMENT
WITH PRINCIPAL GLOBAL INVESTORS, LLC FOR THE GLOBAL DIVERSIFIED INCOME FUND
At its meeting on March 15, 2016, the Board, including all the Directors who are not “interested persons” (as defined in the 1940 Act) of PFI (the “Independent Directors”), unanimously approved a new sub-advisory agreement between PMC and Principal Global Investors, LLC (“PGI”), appointing PGI as an additional sub-advisor to the Global Diversified Income Fund (the "Fund") for the high yield investment portion of its portfolio. If shareholders of the Fund approve the new sub-advisory agreement with PGI under this Proposal, the new agreement is expected to become effective in July 2016.
The Fund pursues multiple investment strategies or “sleeves” which are executed by multiple sub-advisors. PMC is responsible for, among other things, administering the business and affairs of the Fund and selecting, contracting with, compensating and monitoring the sub-advisors that manage portions of the assets of the Fund. In managing the Fund, PMC determines the allocation of the Fund’s assets among the different sleeves and sub-advisors. The Fund’s current sub-advisors are: Analytic Investors, Inc. ("Analytic Investors"), Colonial First State Asset Management (Australia) Limited ("Colonial First State"), DDJ Capital Management, LLC ("DDJ"), Guggenheim Partners Investment Management, LLC (“Guggenheim”), Logan Circle Partners, L.P. ("Logan Circle"), Post Advisory Group, Inc. ("Post"), Principal Global Investors, LLC (“PGI”), Principal Real Estate Investors, LLC (“Principal–REI”), Spectrum Asset Management, Inc. (“Spectrum”), Stone Harbor Investment Partners LP (“Stone Harbor”), Tortoise Capital Advisors, L.L.C. (“Tortoise”), and W. H. Reaves & Co. Inc. (“Reaves”). PGI, Principal–REI , Post, and Spectrum are affiliates of PMC and Principal Life.
DDJ, Guggenheim, and Post currently manage the Fund’s high yield sleeve. Due to recent concerns regarding Guggenheim, including a recent Securities and Exchange Commission enforcement action, PMC recommended replacing Guggenheim and appointing PGI as a sub-advisor for the high yield sleeve. Based on PGI’s investment approach, competitive performance returns and expertise of its fixed income team, PMC believes the addition of PGI will benefit the Fund. At the present time, PMC expects that the portion of the Fund’s high yield sleeve that will initially be allocated to PGI will be similar to the current allocation to Guggenheim (approximately 10.5% of the Fund’s assets).
Approval of the new sub-advisory agreement with PGI will not result in an increase in the management fees the Fund pays to PMC as investment advisor nor will it result in a decrease in the level or quality of the sub-advisory services provided to the Fund.
The current sub-advisory agreements with Colonial First State, DDJ, Guggenheim, Logan Circle, Post, PGI (with respect to a global value equity sleeve of the Fund), Principal–REI, Spectrum, Stone Harbor, Tortoise and Reaves were most recently approved by the Board (including a majority of the Independent Directors) on September 16, 2015, in connection with the Board’s annual review and continuance of such agreements. The Board also approved a new sub-advisory agreement with Analytic Investors on March 15, 2016. The sub-advisory agreements with PGI (related to the global value equity sleeve), Principal–REI, and Spectrum, which are affiliates of PMC and Principal Life, were approved by shareholders of the Fund on December 15, 2008. The sub-advisory agreement with Post, which is also an affiliate of PMC and Principal Life, was approved by the shareholders of the Fund on December 11, 2012. Pursuant to an exemptive order issued by the SEC, PFI is not currently required to obtain shareholder approval of sub-advisory agreements with unaffiliated sub-advisors. However, because PGI is an affiliate of the Manager, shareholders are being asked to approve the new sub-advisory agreement with PGI.

THE NEW AGREEMENT
Except with respect to compensation as described below and its term, the terms of the new sub-advisory agreement with PGI related to the high yield sleeve is the same in all material respects as those of the current sub-advisory agreements for the Fund with Analytic Investors, Colonial First State, DDJ, Guggenheim, Logan Circle, Post, PGI (global value equity sleeve), Principal–REI, Spectrum, Stone Harbor, Tortoise, and Reaves. The following is a brief summary of the material terms of the agreements. This summary is qualified in its entirety by reference to the form of the new sub-advisory agreement attached as Attachment A to this Proxy Statement.
Under the proposed sub-advisory agreement, as with the current sub-advisory agreements with the current sub-advisors, PGI will, among other things:

(1)
provide investment advisory services to the Fund, including providing investment advice and recommendations with respect to the Fund’s investments consistent with the Fund’s investment objectives, investment policies and restrictions;

(2)	arrange for the purchase and sale of the Fund’s portfolio securities;

(3)	provide, at its expense, all necessary investment and management facilities, including expenses for clerical and bookkeeping services;

(4)
advise and assist the officers of PFI in taking such steps as are necessary or appropriate to carry out the decisions of the Board regarding the general conduct of the investment business of the Fund; and

(5)	provide periodic reports regarding the investment services provided to the Fund.
Compensation. Sub-advisory fees are paid by PMC, and are not an additional charge to the Fund. Under the proposed and current PGI sub-advisory agreement and the Principal–REI and Post sub-advisory agreements, PMC pays each such sub-advisor a fee at an annual rate that is based on the net assets managed by the sub-advisor on the first day of each month. With regard to the remaining sub-advisors, PMC pays a fee at an annual rate that is accrued daily and paid monthly based on the net asset value of the portion of the Fund’s assets managed by the sub-advisor. The respective fee schedules under the proposed and current sub-advisory agreements are set forth below.

Proposed Fee Schedule with PGI (high yield sleeve)
Net Assets	Fee (Annualized Rate)
All Assets	0.30%

Current Fee Schedule with Analytic Investors (equity volatility reduction overlay strategy)
Net Assets	Fee (Annualized Rate)
First $500 million	0.14%
Next $500 million	0.10%
Next $1 billion	0.07%
All remaining assets	0.05%

Current Fee Schedule with Colonial First State (publicly-listed infrastructure sleeve)
Net Assets	Fee (Annualized Rate)
First $200 million	0.40%
Next $300 million	0.30%
Assets over $500 million	0.25%

Current Fee Schedule with DDJ (high yield sleeve)
Net Assets*	Fee (Annualized Rate)
First $750 million	0.40%*
Over $750 million	0.35%
* If assets assigned to DDJ fall below $500 million during any period after June 30, 2013, the fee schedule will be 0.45% on all assets.

Current Fee Schedule with Guggenheim (high yield sleeve)
Net Assets	Fee (Annualized Rate)
All Assets	0.30%

Current Fee Schedule with Logan Circle (emerging markets debt sleeve)
Net Assets	Fee (Annualized Rate)
First $250 million	0.35%
Next $750 million	0.30%
Assets Over $1 billion	0.20%

Current Fee Schedule with Post (high yield sleeve)
Net Assets	Fee (Annualized Rate)
All Assets	0.30%

Current Fee Schedule with PGI (global value equity sleeve)
Net Assets	Fee (Annualized Rate)
First $500 million	0.34%
Next $500 million	0.27%
Over $1 billion	0.20%

Current Fee Schedule with Principal–REI (CMBS sleeve)
Net Assets	Fee (Annualized Rate)
First $200 million	0.30%
Over $200 million	0.25%

Current Fee Schedule with Principal–REI (global real estate sleeve)
Net Assets	Fee (Annualized Rate)
First $1 billion	0.54%
Next $500 million	0.48%
Over $1.5 billion	0.44%

Current Fee Schedule with Reaves (publicly-listed infrastructure sleeve)
Net Assets	Fee (Annualized Rate)
First $200 million	0.40%
Next $550 million	0.30%
Over $200 million	0.25%

Current Fee Schedule with Spectrum (preferred securities sleeve)
Net Assets	Fee (Annualized Rate)
First $100 million	0.3427%
Next $150 million	0.2937%
Over $250 million	0.1958%

Current Fee Schedule with Stone Harbor (emerging market debt sleeve)
Net Assets	Fee (Annualized Rate)
First $400 million	0.45%
Over $400 million	0.35%

Current Fee Schedule with Stone Harbor (European high yield sleeve)
Net Assets	Fee (Annualized Rate)
First $500 million	0.35%
Over $500 million	0.30%

Current Fee Schedule with Tortoise (master limited partnership sleeve)
Net Assets	Fee (Annualized Rate)
First $25 million	1.000%
Next $25 million	0.850%
Next $25 million	0.750%
Next $25 million*	0.750%
Assets of $100 million or more**	0.625%
* During any period when the Fund's Average Daily Net Assets equal or exceed $75 million, but are less than $100 million, Tortoise's fee as a percentage of average daily net assets shall be 0.75% on all assets.

** During any period when the Fund's Average Daily Net Assets equal or exceed $100 million, Tortoise's fee as a percentage of average daily net assets shall be 0.625% on all assets.
For the fiscal year ended October 31, 2015, PMC paid fees of $2,425,729 to PGI with respect to the global value equity sleeve of the Fund. The new sub-advisory agreement with PGI will not result in any increase in the rate of the advisory fees paid by the Fund to PMC.
The appointment of PGI is expected to benefit PMC by increasing, with respect to the assets of the Fund’s high yield sleeve, the amount of the management fees that are retained by PMC and its affiliates rather than being paid to unaffiliated sub-advisors. In addition, this arrangement may be viewed as presenting a conflict of interest because PMC will have a financial incentive to allocate such assets to PGI rather than to the unaffiliated sub-advisors. In approving the new sub-advisory agreement with PGI, the Board, including the Independent Directors, was aware of and considered potential conflicts of interest and considered as well that PMC has a fiduciary duty to act in the best interests of the Fund.

PGI
PGI is a wholly owned subsidiary of Principal Life, an affiliate of PMC, and a member of the Principal Financial Group. PGI manages equity and fixed-income investments, primarily for institutional investors. PGI’s headquarters are located at 801 Grand Avenue, Des Moines, Iowa 50392. PGI's other primary asset management office is in New York, with asset management offices of affiliate advisors in several non-U.S. locations including London, Sydney and Singapore.
Management of PGI. Set forth below are the names and principal occupations of the principal executive officers and directors of PGI. The address of each such person is 711 High Street, Des Moines IA 50392.

Name	Position with PGI
David M. Blake	Senior Executive Director - Fixed Income and Director
Patrick G. Halter	Senior Executive Director - Real Estate and Director
Jeffrey A. Hiller	Chief Compliance Officer
Jill M. Hittner	Chief Financial Officer and Director
Daniel J. Houston	Director
Barbara A. McKenzie	Senior Executive Director, Chief Operating Officer - Boutique Operations, and Director
James P. McCaughan	Chief Executive Officer and Chairman of the Board
Karen E. Shaff	Executive Vice President, General Counsel, Secretary, and Director
Ellen W. Shumway	Senior Executive Director - Strategy and Boutique Operations
Similar Investment Companies Advised by PGI. PGI has advised PFI that it does not act as an investment advisor or sub-advisor of any registered investment company having the same investment objective and policies as those of the high yield sleeve that it will be managing for the Fund.
Payments to Affiliates. PGI is an affiliate of PMC and the Distributor. For the fiscal year ended October 31, 2015, the Fund paid PMC management fees of approximately $79,391,000 and the Distributor Rule 12b-1 distribution fees of approximately $34,007,000. For the fiscal year ended October 31, 2015, a total of $1,252,612 in brokerage commissions paid by the Fund (representing 23.44% of total commissions paid by the Fund) were paid to brokers affiliated with PMC or sub-advisors of PFI.
BOARD EVALUATION OF NEW SUB-ADVISORY AGREEMENT
On March 15, 2016, the Board considered the approval of a sub-advisory agreement with PGI with respect to the Fund's high yield sleeve. Based upon its review, the Board concluded that it was in the best interests of the Fund to approve the new sub-advisory agreement. In reaching this conclusion, no single factor was determinative in the Board’s analysis, but rather the Board considered a variety of factors.
The Board considered the nature, quality and extent of the services expected to be provided under the sub-advisory agreement. The Board considered the reputation, qualifications and background of PGI, the investment approach of PGI, the experience and skills of PGI’s investment personnel who would be responsible for the day-to-day management of the Fund, and the resources made available to such personnel. The Board noted that PGI currently provides sub-advisory services for another sleeve of the Fund and for other series of PFI, Principal Variable Contracts Funds, Inc. (“PVC”) and Principal Exchange-Traded Funds (“PETF” and together with PFI and PVC, the “Principal Funds”), and that the Board had reviewed and had approved renewal of those sub-advisory agreements at its September 2015 Board meeting. In addition, the Board considered PMC’s program for recommending, monitoring and replacing sub-advisors and that PMC recommended PGI based upon that program. Based upon all relevant factors, the Board concluded that the nature, quality and extent of the services to be provided by PGI to the Fund pursuant to the sub-advisory agreement is expected to be satisfactory.
The Board reviewed historical one-year, three-year, five-year and since inception (July 1, 2009) performance returns as of December 31, 2015 (gross and net of proposed fees) of PGI for a composite with an investment strategy similar to that proposed for the Fund, as compared to each of the historical composite performance of Guggenheim for the Fund’s high yield investment sleeve, a relevant benchmark index for such investment sleeve and a relevant Morningstar category for such investment sleeve. Based on such information, the Board concluded that PGI is well qualified.

The Board also reviewed the expected impact on profitability to PMC from the addition of PGI. The Board considered the proposed sub-advisory fee to be paid to PGI, noting that PMC compensates sub-advisors from its own management fee so that shareholders pay only the management fee. The Board noted that there would be no change to the current management fee paid by the Fund. The Board considered whether there are economies of scale with respect to the sub-advisory services to be provided to the Fund under the proposed sub-advisory agreement. The Board noted that the proposed sub-advisory fee schedule does not include breakpoints, but concluded that such fee schedule is appropriate at currently anticipated asset levels. The Board considered PGI’s representation that it does not have any advisory clients with a lower fee for the specific mandate that it will manage for the Fund and PMC’s statement that it believes the proposed sub-advisory fee schedule is fair and competitive relative to the respective universe. On the basis of the information provided, the Board concluded that the proposed sub-advisor fee was reasonable.
The Board also considered the character and amount of other incidental benefits to be received by PGI. The Board noted that PGI does not intend to use soft dollars in advising the high yield sleeve of the Fund. The Board concluded, taking into account the potential benefits, that the proposed sub-advisory fee was reasonable.
Based upon all of the information considered and the conclusions reached, the Board determined that the terms of the sub-advisory agreement are fair and reasonable and that approval of the sub-advisory agreement is in the best interests of the Fund.
PROPOSAL 2
APPROVAL TO PERMIT PMC TO ENTER INTO AND/OR MATERIALLY AMEND AGREEMENTS
WITH WHOLLY-OWNED AFFILIATED SUB-ADVISORS
ON BEHALF OF THE FUND WITHOUT OBTAINING SHAREHOLDER APPROVAL
Background
In general, Section 15(a) of the 1940 Act requires that an investment company must first obtain shareholder approval prior to retaining a new sub-advisor or making material changes to an existing sub-advisory agreement. On January 19, 1999, the Securities and Exchange Commission (“SEC”) granted an exemptive order to, among others, the Fund and PMC that allows them to enter into and materially amend agreements with unaffiliated sub-advisors without requiring shareholder approval (“Unaffiliated Order”). Subsequently, on September 8, 2014, the SEC granted an order which expanded the Unaffiliated Order by allowing the Fund and PMC to enter into and materially amend agreements with wholly-owned affiliated sub-advisors (affiliated sub-advisors which are at least 95% owned, directly or indirectly, by PMC and/or an affiliated person of PMC) (the "Wholly-Owned Order"). As a condition of allowing the Fund to rely on the Wholly-Owned Order, Fund shareholders must approve the use of such order.
The Board therefore proposes that shareholders approve the proposal to permit PMC, in its capacity as the investment manager to the Fund and subject to Board approval, to enter into and/or materially amend sub-advisory agreements with wholly-owned affiliated sub-advisors (in addition to the already permitted unaffiliated sub-advisors) without obtaining shareholder approval pursuant to the Wholly-Owned Order if the Board concludes that it would be in the best interests of the Fund and its shareholders.
Operation under the Wholly-Owned Order
If shareholders approve Proposal 2, when a sub-advisory agreement with an unaffiliated sub-advisor or a wholly-owned sub-advisor (collectively, an "Eligible Sub-Advisor") is amended in any material respect, or when a new Eligible Sub-Advisor for the Fund is retained by PMC, shareholder approval of the amendment or new sub-advisory agreement between PMC and that Eligible Sub-Advisor will not be required. Approval of the proposal by shareholders, therefore, will permit PMC to hire, terminate, or replace unaffiliated or wholly-owned sub-advisors without obtaining shareholder approval. The Board (including the Independent Directors) will continue to approve new sub-advisory agreements and any material changes to such agreements between PMC and an Eligible Sub-Advisor. The relief under the Wholly-Owned Order does not apply to the advisory agreement between PMC and the Fund, and material changes to such agreement would continue to require approval of shareholders. In accordance with the conditions of the Wholly-Owned Order, within 90 days of the hiring of an Eligible Sub-Advisor, shareholders would be furnished essentially all information about the Eligible Sub-Advisor and sub-advisory agreement that would be required to be included in a proxy statement.

Board Consideration in Approving Use of Wholly-Owned Order
The Board believes that it is in the best interests of the Fund and its shareholders to provide PMC and the Board with increased flexibility to select and contract with sub-advisors without incurring the significant delay and expense associated with obtaining shareholder approval. The Board believes that the additional flexibility under the Wholly-Owned Order would permit the Fund to operate more efficiently and cost-effectively. Under the Unaffiliated Order, approval by the shareholders of sub-advisory agreements or material amendments thereto with respect to unaffiliated sub-advisors is not required. However, the Fund must currently call and hold a shareholder meeting before it appoints a new wholly-owned sub-advisor or materially amends a sub-advisory agreement with a wholly-owned sub-advisor. Each time a shareholder meeting is called, the Fund must create and distribute proxy materials and solicit proxy votes from the Fund's shareholders. This process is time-consuming and costly, and such costs are sometimes borne by the Fund, thereby reducing shareholders' net investment returns. While PMC expects its relationships with the sub-advisors to the Fund to be long-term and stable over time, approval of Proposal 2 would permit PMC to act quickly in certain situations in which PMC and the Board believes that a sub-advisor change or sub-advisory agreement change is warranted.
PROPOSAL 3
APPROVAL TO PERMIT PMC TO ENTER INTO AND/OR MATERIALLY AMEND AGREEMENTS
WITH MAJORITY-OWNED AFFILIATED SUB-ADVISORS
ON BEHALF OF THE FUND WITHOUT OBTAINING SHAREHOLDER APPROVAL
Background
The Fund and PMC also have applied for a further order that would permit PMC to enter into and materially amend agreements with majority-owned affiliated sub-advisors (affiliated sub-advisors which are at least 50% owned, directly or indirectly, by Principal and/or an affiliated person of Principal) (the "Majority-Owned Order").
The SEC has not issued the Majority-Owned Order to the Fund or PMC and there is no guarantee that such order will be granted. The Board, however, is proposing that the shareholders approve, prospectively, a proposal to permit the Fund to operate pursuant to the Majority-Owned Order if and when granted. It is anticipated that such order, if granted, will impose various conditions that are the same or similar to those currently imposed on the Fund and PMC by the Wholly-Owned Order. As the Majority-Owned Order has not been issued, Proposal 3 requests prospective approval of the use of the Majority-Owned Order under any terms or conditions that may be imposed by the SEC in the Majority-Owned Order. The Fund anticipates that the manager-of-managers structure will operate essentially in the same manner as under the Wholly-Owned Order, except that the expansion of such relief will also apply to majority-owned affiliated sub-advisors.
Board Consideration in Approving Reliance Under Majority-Owned Order
Similar to the consideration given by the Board in approving the Wholly-Owned Order, the Board believes that expanding such relief to majority-owned sub-advisors is in the best interests of the Fund and its shareholders by providing PMC and the Board increased flexibility in selecting and contracting with sub-advisors without incurring the significant delay and expense associated with obtaining shareholder approval.

VOTING INFORMATION
Voting procedures. If you complete and return the enclosed proxy card(s), the persons named as proxies will vote your shares as you indicate or for approval of each matter for which there is no indication. You may revoke your proxy at any time prior to the proxy’s exercise by: (i) sending written notice to the Secretary of Principal Funds, Inc. at Principal Financial Group, Des Moines, Iowa 50392-2080, prior to the Meeting; (ii) subsequent execution and return of another proxy prior to the Meeting; or (iii) being present and voting in person at the Meeting after giving oral notice of the revocation to the Chairman of the Meeting.
Voting rights. Only shareholders of record at the close of business on April 1, 2016 (the “Record Date”), are entitled to vote. The shareholders of the Fund will vote together and not by class of shares on the Proposals and on any other matters submitted to such shareholders. You are entitled to one vote on each matter submitted to the shareholders of the Fund for each share of the Fund that you hold, and fractional votes for fractional shares held. The Proposals require for approval the affirmative vote of a “Majority of the Outstanding Voting Securities,” which is a term defined in the 1940 Act to mean, the affirmative vote of the lesser of (1) 67% or more of the voting securities of the Fund present at the Meeting, if the holders of more than 50% of the outstanding voting securities of the Fund are present in person or by proxy, or (2) more than 50% of the outstanding voting securities of the Fund.
The number of votes eligible to be cast at the Meeting as of the Record Date and other share ownership information are set forth below under the heading “Outstanding Shares and Share Ownership.”
Quorum requirements. A quorum must be present at the Meeting for the transaction of business. The presence in person or by proxy of one- third of the shares of the Fund outstanding at the close of business on the Record Date constitutes a quorum for a meeting of the Fund.
Abstentions and broker non-votes (proxies from brokers or nominees indicating that they have not received instructions from the beneficial owners on an item for which the broker or nominee does not have discretionary power) are counted toward a quorum but do not represent votes cast for any issue. Under the 1940 Act, the affirmative vote necessary to approve a proposal may be determined with reference to a percentage of votes present at the Meeting, which would have the effect of counting abstentions as if they were votes against a proposal.
In the event the necessary quorum to transact business or the vote required to approve a proposal is not obtained at the Meeting, the persons named as proxies or any shareholder present at the Meeting may propose one or more adjournments of the Meeting in accordance with applicable law to permit further solicitation of proxies. Any such adjournment as to a proposal or any other matter will require the affirmative vote of the holders of a majority of the shares entitled to vote on the proposal or other matter cast at the Meeting. The persons named as proxies and any shareholder present at the Meeting will vote for or against any adjournment in their discretion.
Solicitation procedures. PFI intends to solicit proxies by mail. Officers or employees of PFI, PMC or their affiliates may make additional solicitations by telephone, internet, facsimile or personal contact. They will not be specially compensated for these services. Brokerage houses, banks and other fiduciaries may be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies. For those services, they will be reimbursed by PMC for their out-of-pocket expenses. PFI has retained a proxy solicitor, Boston Financial Data Services, to assist in the solicitation of proxies.
Expenses of the Meeting. The expenses of the Meeting, including those associated with preparation, distribution, and solicitation of proxy materials will be paid by PMC. These expenses are expected to total approximately $820,000.

OUTSTANDING SHARES AND SHARE OWNERSHIP
The following table shows as of April 1, 2016, the Record Date, the number of shares outstanding for each class of shares of the Fund:

SHARE CLASS	SHARES OUTSTANDING
A
C
Institutional
P
As of the April 1, 2016 Record Date, the Directors and officers of PFI together owned less than 1% of the outstanding shares of any class of shares of the Fund.
As of the April 1, 2016 Record Date, the following persons owned of record, or were known by PFI to own beneficially, 5% or more of the outstanding shares of any class of shares of the Fund:

SHARE CLASS	NAME/ADDRESS OF SHAREHOLDER	PERCENTAGE OF OWNERSHIP

OTHER MATTERS
We do not know of any matters to be presented at the Meeting other than the Proposals described in this Proxy Statement. If any other matters properly come before the Meeting, the shares presented by proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.
Shareholder proposals to be presented at any future meeting of shareholders of any PFI Fund must be received by us a reasonable time before we commence soliciting proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting.
BY ORDER OF THE BOARD OF DIRECTORS

____________, 2016
Des Moines, Iowa

It is important that proxies be returned promptly.
Therefore, shareholders who do not expect to attend the meeting in person are urged to complete, sign, and date and return the proxy ballot in the enclosed envelope.

ATTACHMENT A
FORM OF:

PRINCIPAL FUNDS, INC.
AMENDED AND RESTATED SUB-ADVISORY AGREEMENT
PRINCIPAL GLOBAL INVESTORS SUB-ADVISED SERIES

AGREEMENT effective as of ____, 2016, by and between PRINCIPAL MANAGEMENT CORPORATION (hereinafter called "the Manager"), and PRINCIPAL GLOBAL INVESTORS, LLC (hereinafter called "the Sub-Advisor").

W I T N E S S E T H:

WHEREAS, the Manager is the manager and investment adviser to each Series of Principal Funds, Inc., (the "Fund"), an open‑end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Manager desires to retain the Sub-Advisor to furnish it with portfolio selection and related research and statistical services in connection with the investment advisory services for each Series of the Fund identified in Appendix A hereto (hereinafter called “Series”), which the Manager has agreed to provide to the Fund, and the Sub-Advisor desires to furnish such services; and

WHEREAS, The Manager has furnished the Sub-Advisor with copies properly certified or authenticated of each of the following and will promptly provide the Sub-Advisor with copies properly certified or authenticated of any amendment or supplement thereto:

(a)	Management Agreement (the "Management Agreement") with the Fund;

(b)	The Fund's registration statement and financial statements as filed with the Securities and Exchange Commission;

(c)	The Fund's Articles of Incorporation and By‑laws;

(d)	Policies, procedures or instructions adopted or approved by the Board of Directors of the Fund relating to obligations and services to be provided by the Sub-Advisor.

NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, the parties agree as follows:

1.	Appointment of Sub-Advisor
In accordance with and subject to the Management Agreement, the Manager hereby appoints the Sub-Advisor to perform the services described in Section 2 below for investment and reinvestment of the securities and other assets of each Series, subject to the control and direction of the Manager and the Fund's Board of Directors, for the period and on the terms hereinafter set forth. The Sub-Advisor accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. The Sub-Advisor shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

2.	Obligations of and Services to be Provided by the Sub-Advisor
The Sub-Advisor will:

(a)	Provide investment advisory services, including but not limited to research, advice and supervision for each Series.

(b)
Furnish to the Board of Directors of the Fund for approval (or any appropriate committee of such Board), and revise from time to time as conditions require, a recommended investment program for each Series consistent with each Series investment objective and policies.

(c)
Implement the approved investment program by placing orders for the purchase and sale of securities without prior consultation with the Manager and without regard to the length of time the securities have been held, the resulting rate of portfolio turnover or any tax considerations, subject always to the provisions of the Fund's registration statement, Articles of Incorporation and Bylaws and the requirements of the 1940 Act, as each of the same shall be from time to time in effect.

(d)
Advise and assist the officers of the Fund, as requested by the officers, in taking such steps as are necessary or appropriate to carry out the decisions of its Board of Directors, and any appropriate committees of such Board, regarding the general conduct of the investment business of each Series.

(e)
Maintain, in connection with the Sub-Advisor’s investment advisory services obligations, compliance with the 1940 Act and the regulations adopted by the Securities and Exchange Commission thereunder and the Series’ investment strategies and restrictions as stated in the Fund’s prospectus and statement of additional information.

(f)
Report to the Board of Directors of the Fund at such times and in such detail as the Board of Directors may reasonably deem appropriate in order to enable it to determine that the investment policies, procedures and approved investment program of each Series are being observed.

(g)
Upon request, provide assistance and recommendations for the determination of the fair value of certain securities when reliable market quotations are not readily available for purposes of calculating net asset value in accordance with procedures and methods established by the Fund's Board of Directors.

(h)
Furnish, at its own expense, (i) all necessary investment and management facilities, including salaries of clerical and other personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including bookkeeping, clerical personnel and equipment necessary for the efficient conduct of the investment advisory affairs of each Series.

(i)
Open accounts with broker-dealers, swap dealers, clearinghouses and futures commission merchants (“broker-dealers”), select broker-dealers to effect all transactions for each Series, place all necessary orders with broker‑dealers or issuers (including affiliated broker-dealers), and negotiate commissions, if applicable. To the extent consistent with applicable law, purchase or sell orders for each Series may be aggregated with contemporaneous purchase or sell orders of other clients of the Sub-Advisor. In such event allocation of securities or swaps so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Sub-Advisor in the manner the Sub-Advisor considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to other clients. The Sub-Advisor will report on such allocations at the request of the Manager, the Fund or the Fund’s Board of Directors providing such information as the number of aggregated trades to which each Series was a party, the broker-dealers to whom such trades were directed and the basis for the allocation for the aggregated trades. The Sub-Advisor shall use its best efforts to obtain execution of transactions for each Series at prices which are advantageous to the Series and at commission rates that are reasonable in relation to the benefits received. However, the Sub-Advisor may select brokers or dealers on the basis that they provide brokerage, research or other services or products to the Sub-Advisor. To the extent consistent with applicable law, the Sub-Advisor may pay a broker or dealer an amount of commission for effecting a securities or derivatives transaction in excess of the amount of commission or dealer spread another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research products and/or services provided by such broker or dealer. This determination, with respect to brokerage and research products and/or services, may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor and its affiliates have with respect to each Series as well as to accounts over which they exercise investment discretion. Not all such services or products need be used by the Sub-Advisor in managing the Series. In addition, joint repurchase or other accounts may not be utilized by the Series except to the extent permitted under any exemptive order obtained by the Sub-Advisor provided that all conditions of such order are complied with.

(j)
Maintain all accounts, books and records with respect to each Series as are required of an investment advisor of a registered investment company pursuant to the 1940 Act and Investment Advisers Act of 1940 (the “Investment Advisers Act”), and the rules thereunder, and furnish the Fund and the Manager with such periodic and special reports as the Fund or Manager may reasonably request. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records that it maintains for each Series are the property of the Fund, agrees to preserve for the periods described by Rule 31a-2 under the 1940 Act any records that it maintains for the Series and that are required to be maintained by Rule 31a-1 under the 1940 Act, and further agrees to surrender promptly to the Fund any records that it maintains for a Series upon request by the Fund or the Manager. The Sub-Advisor has no responsibility for the maintenance of Fund records except insofar as is directly related to the services the Sub-Advisor provides to a Series.

(k)
Observe and comply with Rule 17j-1 under the 1940 Act and the Sub-Advisor’s Code of Ethics adopted pursuant to that Rule as the same may be amended from time to time. The Manager acknowledges receipt of a copy of Sub-Advisor’s current Code of Ethics. Sub-Advisor shall promptly forward to the Manager a copy of any material amendment to the Sub-Advisor’s Code of Ethics along with certification that the Sub-Advisor has implemented procedures for administering the Sub-Advisor’s Code of Ethics.

(l)
From time to time as the Manager or the Fund may request, furnish the requesting party reports on portfolio transactions and reports on investments held by a Series, all in such detail as the Manager or the Fund may reasonably request. The Sub-Advisor will make available its officers and employees to meet with the Fund’s Board of Directors at the Fund’s principal place of business on due notice to review the investments of a Series.

(m)
Provide such information as is customarily provided by a sub-advisor and may be required for the Fund or the Manager to comply with their respective obligations under applicable laws, including, without limitation, the Internal Revenue Code of 1986, as amended, the 1940 Act, the Investment Advisers Act, the Securities Act of 1933, as amended, the Commodity Exchange Act, as amended, and any state securities laws, and any rule or regulation thereunder.

(n)
Vote proxies received on behalf of the Series in a manner consistent with Sub-Advisor's proxy voting policies and procedures and provide a record of votes cast containing all of the voting information required by Form N-PX in an electronic format to enable the Series to file Form N-PX as required by SEC rule.

(o)	Respond to tender offers, rights offerings and other voluntary corporate action requests affecting securities held by the Fund.

3.	Prohibited Conduct
In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life Insurance Company regarding transactions for the Fund in securities or other assets.

4.	Compensation
As full compensation for all services rendered and obligations assumed by the Sub-Advisor hereunder with respect to each Series, the Manager shall pay the compensation specified in Appendix A to this Agreement.

5.	Liability of Sub-Advisor
Neither the Sub-Advisor nor any of its directors, officers, employees, agents or affiliates shall be liable to the Manager, the Fund or its shareholders for any loss suffered by the Manager or the Fund resulting from any error of judgment made in the good faith exercise of the Sub-Advisor's investment discretion in connection with selecting investments for a Series or as a result of the failure by the Manager or any of its affiliates to comply with the terms of this Agreement, except for losses resulting from willful misfeasance, bad faith or gross negligence of, or from reckless disregard of, the duties of the Sub-Advisor or any of its directors, officers, employees, agents, or affiliates.

6.	Supplemental Arrangements
The Sub-Advisor may enter into arrangements with other persons affiliated with the Sub-Advisor or with unaffiliated third parties to better enable the Sub-Advisor to fulfill its obligations under this Agreement for the provision of certain personnel and facilities to the Sub‑ Advisor, subject to written notification to and approval of the Manager and, where required by applicable law, the Board of Directors of the Fund.

7.	Regulation
The Sub-Advisor shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body may request or require pursuant to applicable laws and regulations.

8.	Duration and Termination of This Agreement
This Agreement shall become effective on the latest of (i) the date of its execution, (ii) the date of its approval by a majority of the Board of Directors of the Fund, including approval by the vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval or (iii) if required by the 1940 Act, the date of its approval by a majority of the outstanding voting securities of the Series. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the Fund or by a vote of a majority of the outstanding voting securities of the Series and in either event by a vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company, the Sub-Advisor or the Fund cast in person at a meeting called for the purpose of voting on such approval.
If the shareholders of a Series fail to approve the Agreement or any continuance of the Agreement in accordance with the requirements of the 1940 Act, the Sub-Advisor will continue to act as Sub-Advisor with respect to the Series pending the required approval of the Agreement or its continuance or of any contract with the Sub-Advisor or a different manager or sub-advisor or other definitive action; provided, that the compensation received by the Sub-Advisor in respect to the Series during such period is in compliance with Rule 15a‑4 under the 1940 Act.
This Agreement may be terminated at any time without the payment of any penalty by the Board of Directors of the Fund or by the Sub-Advisor, the Manager or by vote of a majority of the outstanding voting securities of the Series on sixty days written notice. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 8, the definitions contained in Section 2(a) of the 1940 Act (particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

9.	Amendment of this Agreement
No material amendment of this Agreement shall be effective until approved, if required by the 1940 Act or the rules, regulations, interpretations or orders issued thereunder, by vote of the holders of a majority of the outstanding voting securities of the Series and by vote of a majority of the Board of Directors of the Fund who are not interested persons of the Manager, the Sub-Advisor, Principal Life Insurance Company or the Fund cast in person at a meeting called for the purpose of voting on such approval.

10.	General Provisions

(a)
Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(b)
Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre‑paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of the Manager and the Sub-Advisor for this purpose shall be Principal Financial Group, Des Moines, Iowa 50392‑0200.

(c)	The Sub-Advisor will promptly notify the Manager in writing of the occurrence of any of the following events:

(1)
the Sub-Advisor fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Sub-Advisor is required to be registered as an investment advisor in order to perform its obligations under this Agreement.

(2)
the Sub-Advisor is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of a Series.

(d)
The Manager shall provide (or cause the Series custodian to provide) timely information to the Sub-Advisor regarding such matters as the composition of the assets of a Series, cash requirements and cash available for investment in a Series, and all other reasonable information as may be necessary for the Sub-Advisor to perform its duties and responsibilities hereunder.

(e)    This Agreement contains the entire understanding and agreement of the parties.

IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

Principal Management Corporation

By

By

Principal Global Investors, LLC

By

By

APPENDIX A
PGI shall serve as investment sub-advisor for each Series identified below. The Manager will pay PGI, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate determined as described below of the Fund’s net assets as of the first day of each month allocated to PGI’s management.
If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

	Net Asset Value of Underlying Portfolio Sub-Advisor Percentage Fee as a Percentage of Net Assets
Underlying Portfolio	First $500 Million	Next $500 Million	Over $ 1 Billion
Global Diversified Income Fund (global value equity sleeve)	0.34%	0.27%	0.20%

Underlying Portfolio	Net Asset Value of Underlying Portfolio Sub-Advisor Percentage Fee as a Percentage of Net Assets
Global Diversified Income (high yield sleeve)	0.30%

APPENDIX B

Effective Date and Initial Term of Sub-Advisory Agreement for each Series
Series	Effective Date	Initial Term
Global Diversified Income Fund (global value equity sleeve)	12/15/2008	One Year
Global Diversified Income Fund (high yield sleeve)	______________	Two Years

PO BOX 55909
BOSTON, MA 02205-5909
Your Proxy Vote is Important!
Vote by Internet
Please go to the electronic voting site at www.2voteproxy.com/principal. Follow the on-line instructions. If you vote by internet, you do not have to return your proxy card.
Vote by Telephone
Please call us toll free at 1-800-830-3542, and follow the instructions provided. If you vote by telephone, you do not have to return your proxy card.
Vote by Mail
Complete, sign and date your proxy card and return it promptly in the envelope provided.
Please ensure the address below shows through the window of the enclosed postage paid return envelope.

PROXY TABULATOR PO BOX 55909
BOSTON, MA 02205-5908

PRINCIPAL FUNDS, INC. - GLOBAL DIVERSIFIED INCOME FUND
Des Moines, Iowa 50392
PROXY FOR A SPECIAL MEETING OF SHAREHOLDERS JUNE 28, 2016

This proxy is solicited on behalf of the Board of Directors of the Fund. The undersigned shareholder appoints _____________, _____________, and _____________, and each of them separately, Proxies, with power of substitution, and authorizes them to represent and to vote as designated on this ballot, at the meeting of shareholders of the Fund to be held June 28, 2016 at 10:30 a.m., Central Time, and any adjournments thereof, all the shares of the Fund that the undersigned shareholder would be entitled to vote if personally present.

Check the appropriate box on the reverse side of this ballot, date the ballot, and sign exactly as your name appears. Your signature acknowledges receipt of the Notice of Special Meeting of Shareholders and the Proxy Statement, both dated _____________, 2016. Shares will be voted as you instruct. If no direction is made, the proxy will be voted FOR the proposals listed on the reverse side. The Proxies will also be authorized to vote in their discretion upon such other matters that may properly come before the meeting.

NOTE:
PLEASE SIGN EXACTLY AS YOUR NAME APPEARS ON THIS BALLOT. PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY BALLOT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. If shares are held jointly, either party may sign. If executed by a corporation, an authorized officer must sign. Executors, administrators and trustees should so indicate when signing.

____________________________    ____________________________    ____________________________
Signature    Signature (if held jointly)    Date

PGD16 - V1

Important Notice Regarding the Availability of Proxy Materials for the
Principal Funds, Inc. - Global Diversified Income Fund
Special Shareholder Meeting to Be Held on June 28, 2016

The Proxy Statement for this meeting is available at:
www.2voteproxy.com/principal

PLEASE VOTE YOUR PROXY TODAY!

TO VOTE YOUR PROXY BY MAIL, PLEASE COMPLETE AND RETURN THIS CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU ALSO MAY VOTE A PROXY BY TOUCH-TONE PHONE OR VIA THE INTERNET.

PLEASE MARK VOTES AS IN THIS EXAMPLE: ☒

The Board of Directors recommends that shareholders vote FOR the following proposals.

	FOR	AGAINST	ABSTAIN
Proposal 1: Approval of a new sub-advisory agreement with Principal Global Investors, LLC ("PGI") for the Fund	☐	☐	☐

Proposal 2: Approval for Principal Management Corporation ("PMC") to enter into and/or materially amend agreements with wholly-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval
	☐	☐	☐

Proposal 3: Approval for PMC to enter into and/or materially amend agreements with majority-owned affiliated sub-advisors on behalf of the Fund without obtaining shareholder approval	☐	☐	☐

YOUR VOTE IS IMPORTANT!
PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD TODAY.

PGD16 - V